BEDFORD BANCSHARES, INC. AND SUBSIDIARY

                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                                  Three Months Ended                 Nine Months Ended
                                                                        June 30                            June 30
                                                               --------------------------       ----------------------------
                                                                  1997             1996             1997              1996
                                                                  ----             ----             ----              ----

Net Income . . . . . . . . . . . . . . . . . . . . . . . .      $407,000         $424,000       $1,178,000        $1,177,000
                                                                ========         ========       ==========        ==========

Primary and Fully Diluted:

Average Shares Outstanding, Net of
  ESOP Shares (60,847 and 68,749 at June 30,
    1997 and 1996, respectively.) . . . . . . . . . . . . .    1,080,632       1,115,240         1,081,075         1,123,771
                                                               =========       =========         =========         =========

Per Share Amount . . . . . . . . . . . . . . . . . . . . .          $.38             $.38            $1.09             $1.05
                                                                    ====             ====            =====             =====



     Earnings per share of common stock for the three and nine months ended June 30, 1997 and 1996 have been determined by dividing net income for the periods by the weighted average number of shares of common stock outstanding net of ESOP shares.



                                      -13-